**VA SOFTWARE**

January 15, 2004

Mr. Jay Seirmarco
3864 25th Street
San Francisco, CA 94087

Dear Jay,

At the direction of the Compensation Committee of VA Software Corporation's Board of Directors, your August 9, 2000 Employment Letter (that you received from Steven Barranti and which is attached hereto as **Exhibit A**), is hereby amended to insert the following Change of Control and Termination provisions:

## I. Definitions.

A. **Accelerated Vesting:** The term "**Accelerated Vesting**" shall mean the immediate vesting of a number of shares subject to Employee's options with the Company equal to the number of shares subject to Employee's options with the Company that would normally vest over a six (6) month period.

B. **Cause**: The term "**Cause**" shall mean any of the following: (a) any act of personal dishonesty involving you in connection with your responsibilities as an employee of the Company; (b) the conviction of or plea of guilty or *nolo contendere* to a felony by employee; (c) a willful act by employee which constitutes gross misconduct and which is injurious to the Company; or (d) continued violations by you of your obligations as an employee of the Company which are demonstrably willful and deliberate on your part after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company's belief that you have not substantially performed your duties.

C. **Change of Control:** The term "**Change of Control**" shall mean the closing of (i) a merger or consolidation of the Company with or into any other corporation or other entity, or sale of all or substantially all of the assets of the Company, unless the shareholders of the Company immediately prior to such transaction hold at least 50% of the outstanding equity securities of the entity surviving such merger or consolidation or the entity purchasing such assets, or (ii) a sale or transfer of more than 50% of the Company's voting securities to a person or persons acting as a group, who is or are not controlled directly or indirectly by the Company, in a single transaction or series of related transitions.

ORIGINAL

47071 BAYSIDE PARKWAY FREMONT, CA 94538 TEL: 510-687-[illegible] FAX: 510-226-8845

D. **Extended Exercise Period:** The term "**Extended Exercise Period**" shall mean the six (6) month period commencing on the first day after Employee's employment with VA Software is terminated.

## II. Termination.

A. **Voluntary Termination/Employee Initiated:** If Employee elects to terminate Employee's employment at any time, Employee will be entitled to receive the pro-rata share of Employee's annual base salary that has accrued and remains unpaid since the end of the last pay period and a payment for all vacation accrued but not used through the effective date of Employee's resignation.

B. **Termination For Cause/Employer Initiated:** If Employee is terminated for Cause, Employee will not be entitled to any compensation from the date Employee receives written notification of Employee's termination. However, Employee will be entitled to receive payment for any salary, allowances, and benefits, which have accrued and remain unpaid since the end of the last pay period. Employee will also be entitled to the payment for all vacation accrued and not used through the last day of Employee's employment with the Company.

C. **Termination Not For Cause/Employer Initiated:** If VA Software elects to terminate Employee's employment at any time for any reason not deemed by the Company to be for Cause, Employee will be entitled to receive compensation equal to six (6) months of Employee's annual base salary and six (6) months of Accelerated Vesting. Employee may, at any time during the six (6) month Extended Exercise Period, exercise Employee's options with respect to shares that have accelerated pursuant to a termination not deemed for Cause. The awarding of these benefits will be contingent, however, upon Employee entering into a separation and release of claims agreement prepared by the Company. VA Software reserves the right to pay the cash severance amount in one lump sum or thirteen (13) bi-weekly payments. In addition, upon Employee's signing a separation and release of claims agreement, VA Software agrees to maintain Employee in its group medical plan by making the monthly COBRA payment, on Employee's behalf, for the first two (2) months following termination. Because Employee would no longer be an active employee, participation in the 401 (K) plan would terminate. Employee would also be entitled to the payment of all accrued and unused vacation through the last day of Employee's employment with the Company.

## III. Change of Control Provision.

In the event of a Change of Control, Employee will receive six (6) month's of Accelerated Vesting.

This letter amends, but not supercede, your August 9, 2000 Employment Letter and any conflict between the terms of your August 9, 2000 Employment Letter and this letter shall be resolved according the terms of this letter.

**At Will Employment**

These modification to your Employment Letter dated August 9, 2000, if accepted, do not constitute an employment contract; your employment with VA Software remains "at will" and may be terminated by you or the Company at any time for any reason or no reason, as permitted by law.

I trust that you find these terms and conditions agreeable. If you agree, please sign both copies of this letter, retaining on copy for your records and returning the other to me.

Sincerely
**VA Software Corp.**

Ali Jenab
President & CEO

I accept this offer:

Jay Seirmarco Date 1/15/04

Exhibit A

VA LINUX SYSTEMS

August 9, 2000

James Jay Seirmarco
3864 25th Street
San Francisco, CA 94114

Dear James:

At VA Linux Systems, we depend on the commitment, enthusiasm, and skills of our team members to lead the company's growth. Each person has both the luxury and the duty to contribute to the future success of the company in the most meaningful way they can. With this in mind, we are pleased to offer you a regular, full time exempt position as a Corporate Attorney.

In this position we expect you to:

- Provide general advice on corporate and securities matters including M&A and securities law, as well as in other areas such as real estate and human resources.
- Design and implement an effective corporate compliance program in the areas of securities regulation, corporate communications, corporate governance, and export compliance.
- Assist with creation and management of VA's subsidiaries and joint ventures overseas.
- Represent the Company on a variety of issues to customers, the Linux community, suppliers, and the general community.
- Modify your responsibilities as the company's needs warrant.

You will report to Gwyn Murray, Vice-President, Legal Affairs.

Your compensation will consist of a salary of $140,000.00 per year, payable in accordance with the Company's customary payroll practices on a bi-weekly basis. If you accept this offer, a recommendation will be made to the Board of Directors that you receive a stock option grant to purchase 10,000 shares of the Company's common stock at a fair market price to be determined by the Board of Directors. This option will vest over a four year period according to plan schedule (currently 25% vested after one year and 1/48th per month thereafter).

You are eligible to participate in the Company's employee benefit package, including health insurance options through Lifeguard and Kaiser, dental plans through The Guardian, and vision care through VSP. In addition, your are eligible to participate in the company 401(k) retirement plan and credit union association with Technology Credit Union. You are also entitled to ~~two~~ three (3) weeks paid vacation per year, per our accrual program, and five sick days per year.

JJS 8/10/2000

James Jay Serimarco
August 9, 2000
Page Two

Please bring two pieces of identification that prove your eligibility to work in the United States. By law, we are required to conduct this verification process. This offer is contingent on you satisfactorily passing a background investigation and completion of reference checks.

As with all VA Linux Systems staff, your employment is "at will" meaning either you or the Company may terminate your employment at any time, with or without good cause, or for any or no cause, at the option of either the company or yourself, with or without notice. Should you ever feel the need to discuss issues of your employment, please feel free to raise them frankly with us. This offer of employment will terminate if it is not accepted, signed and returned by August 14, 2000.

Welcome to the Team.

Sincerely,

Steven M. Barranti

Steven Barranti
Director, Human Resources

Accepted by:

James Jay Seirmarco — 8/10/2000

James Jay Serimarco — Date

Anticipated Start Date: 8/31/2000